The following is a supplement to your Allstate Variable Annuities (Allstate Variable
Annuity, Allstate Variable Annuity - L Share) prospectus. Please review and retain this supplement with your current prospectus. If you have any questions, call 1-800-654-2397.

                                                Allstate Life Insurance Company

                                    Allstate Financial Advisors Separate Account I

                                              Supplement, dated October 17, 2005

                                                                      to the

                                               Prospectus dated April 30, 2005 for

                                                  The Allstate Variable Annuities

                      (Allstate Variable Annuity, Allstate Variable Annuity - L Share)

This supplement amends the above-referenced prospectus for the Allstate Variable Annuity and the Allstate Variable Annuity - L Share variable annuity contracts (the "Contracts"), offered by

Allstate Life Insurance Company. Please keep this supplement for future reference together with your prospectus. All capitalized terms have the same meaning as those included in the prospectus.

The supplement describes a change to the administrative expense charge for Contracts issued on or after January 1, 2005 and prior to October 17, 2005, and for Contracts issued on or after

October 17, 2005.

Page 4: Replace the section under the heading "Overview of Contracts" with the following:

The Contracts offer many of the same basic features and benefits. They differ primarily with respect to the charges imposed, as follows:

•

The Allstate Variable Annuity Contract has a mortality and expense risk charge of

1.10%, an administrative expense charge of 0.19%*, and a withdrawal charge of up to 7%

with a 7-year withdrawal charge period;

•

The Allstate Variable Annuity - L Share Contract has a mortality and expense risk charge of 1.50%, an administrative expense charge of 0.19%*, and a withdrawal charge of up to 7% with a 3-year withdrawal charge period.

Other differences between the Contracts relate to available Fixed Account Options. For a side-

by-side comparison of these differences, please refer to Appendix A of this prospectus.

* The administrative expense charge may be increased, but will never exceed 0.35%. Once your

Contract is issued, we will not increase the administrative expense charge for your Contract. The administrative expense charge is 0.19% for Contracts issued before January 1, 2005 and 0.19%

for Contracts issued on or after October 17, 2005. The administrative expense charge is 0.30%

for Contracts issued on or after January 1, 2005 and prior to October 17, 2005; effective October

17, 2005 and thereafter, the administrative expense charge applied to such Contracts is 0.19%.

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Page 6: Replace the first bulletpoint under the subheading "All Contracts" under the heading "The Contracts at a Glance" with the following:

Annual administrative expense charge of 0.19% for Contracts issued before January 1, 2005 and for Contracts issued on or after October 17, 2005 (0.30% for Contracts issued on or after

January 1, 2005 and prior to October 17, 2005; effective October 17, 2005 and thereafter,

the annual administrative expense charge applied to such Contracts is 0.19%; up to 0.35% for future

Contracts).

Page 11: Replace the section under the subheading "Variable Account Annual

Expenses" under the heading “Expense Table” starting with the expense charge table with the following:

If you select the basic Contract without any optional benefits, your Variable Account expenses would be as follows:

Basic Contract (without any optional benefit)	Mortality and Expense Risk Charge	Administrative Expense Charge*	Total Variable Account Annual Expense
Allstate Variable Annuity	1.10%	0.19%	1.29%
Allstate Variable Annuity - L Share	1.50%	0.19%	1.69%

*We reserve the right to raise the administrative expense charge to 0.35%. However, we will not increase the charge once we issue your Contract. The administrative expense charge is 0.19% for

Contracts issued before January 1, 2005 and for Contracts issued on or after October 17, 2005.

The administrative expense charge is 0.30% for Contracts issued on or after January 1, 2005 and prior to October 17, 2005; effective October 17, 2005 and thereafter, the administrative expense charge applied to such Contracts is 0.19%.

Each Contract also offers optional riders that may be added to the Contract. For each optional rider you select, you would pay the following additional mortality and expense risk charge associated with each rider.

MAV Death Benefit Option	0.20% (up to 0.30% for Options added in the future)
Enhanced Beneficiary Protection (Annual Increase) Option	0.30%
Earnings Protection Death Benefit Option (issue age 0-70)	0.25% (up to 0 .35% for Options added in the future)
Earnings Protection Death Benefit Option (issue age 71-79)	0 .40% (up to 0 .50% for Options added in the future)

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If you select the Options with the highest possible combination of mortality and expense risk charges, your Variable Account expenses would be as follows, assuming current expenses:

Contract with the MAV Death Benefit Option, Enhanced Beneficiary Protection (Annual Increase) Option, Earnings Protection Death Benefit Option (issue age 71-79)	Mortality and Expense Risk Charge*	Administrative Expense Charge*	Total Variable Account Annual Expense
Allstate Variable Annuity	2.00%	0.19%	2.19%
Allstate Variable Annuity - L Share	2.40%	0.19%	2.59%

*As described above, the administrative expense charge and the mortality and expense charge for certain Options may be higher for future Contracts. However, we will not increase the administrative expense charge once we issue your Contract, and we will not increase the charge for an Option once we add the Option to your Contract. The administrative expense charge is

0.19% for Contracts issued before January 1, 2005 and for Contracts issued on or after October

17, 2005. The administrative expense charge is 0.30% for Contracts issued on or after January 1,

2005 and prior to October 17, 2005; effective October 17, 2005 and thereafter, the administrative expense charge applied to such Contracts is 0.19%.

Page 18: Replace "Example 1" under the heading “Expense Table” with the following:

Example 1

This Example is intended to help you compare the cost of investing in the Contracts with the cost of investing in other variable annuity contracts. These costs include Contract owner transaction expenses, Contract fees, Variable Account annual expenses (with an annual administrative expense charge of 0.19%), and Portfolio fees and expenses.

The example shows the dollar amount of expenses that you would bear directly or indirectly if you:

•	invested $10,000 in the Contract for the time periods indicated;

•	earned a 5% annual return on your investment;

•	surrendered your Contract, or you began receiving income payments for a specified period of less than 120 months, at the end of each time period;

•	elected the MAV Death Benefit Option and the Enhanced Beneficiary Protection (Annual Increase) Option;

•	elected the Earnings Protection Death Benefit Option (assuming issue age 71-79);

•	elected RIG 2 (assuming Income Base A); and

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•	elected the Spousal Protection Benefit (Co-Annuitant) Option.

The example does not include any taxes or tax penalties you may be required to pay if you surrender your Contract.

Page 18: Replace the expense example table under the subheading "Example 1" under the heading “Expense Table” with the following:

Example 1

The first line of the example assumes that the maximum fees and expenses of any of the
Portfolios are charged. The second line of the example assumes that the minimum fees and expenses of any of the Portfolios are charged. Your actual expenses may be higher or lower than those shown below.

	Allstate Variable Annuity				Allstate Variable Annuity-L Share

	1 Year	3 Years	5 Years	10 Years	1 Year	3 Years	5 Years	10 Years

Costs Based on Maximum Annual Portfolio Expenses	$1,128	$2,029	$2,936	$5,397	$1,084	$1,721	$2,864	$5,710

Costs Based on Minimum Annual Portfolio Expenses	$970	$1,569	$2,194	$4,055	$926	$1,264	$2,135	$4,422

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Page 18: Replace the expense example table under the subheading “Example 2” under the heading “Expense Table” with the following:

Example 2

This Example uses the same assumptions as Example 1 above, except that it assumes you decided not to surrender your Contract, or you began receiving income payments for a specified period of at least 120 months, at the end of each time period.

	Allstate Variable Annuity				Allstate Variable Annuity-L Share

	1 Year	3 Years	5 Years	10 Years	1 Year	3 Years	5 Years	10 Years

Costs Based on Maximum Annual Portfolio Expenses	$533	$1,604	$2,681	$5,397	$574	$1,721	$2,864	$5,710

Costs Based on Minimum Annual Portfolio Expenses	$375	$1,144	$1,939	$4,055	$416	$1,264	$2,135	$4,422

Please remember that you are looking at examples and not a representation of past or future expenses. Your rate of return may be higher or lower than 5%, which is not guaranteed. The examples do not assume that any portfolio expense waivers or reimbursement arrangements are in effect for the periods presented. The examples reflect the free withdrawal amounts, if applicable, and the deduction of the annual contract maintenance charge of $30 each year. The above examples assume you have selected the MAV Death Benefit Option and the Enhanced
Beneficiary Protection (Annual Increase) Option, the Earnings Protection Death Benefit Option
(assuming the oldest Contract Owner or Annuitant is age 71 or older, and all are age 79 or younger on the Rider Application Date), RIG 2 and that Income Base A is applied, and the
Spousal Protection Benefit (Co-Annuitant) Option. If any or all of these features were not elected, the expense figures shown above would be slightly lower.

Page 19: Replace the last paragraph under the heading “Financial Information” with the following:

In addition, no Accumulation Unit Values are shown for Contracts with administrative expense charges of 0.30% which applies to Contracts purchased on or after January 1, 2005 and prior to
October 17, 2005; effective October 17, 2005 and thereafter, the administrative expense charge applied to such Contracts is 0.19%.

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Page 50: Replace the first sentence in the first paragraph under the subheading
"Administrative Expense Charge" under the heading "Expenses" with the following three sentences:

For Contracts issued before January 1, 2005 and for Contracts issued on or after October 17,
2005, we deduct an administrative expense charge at an annual rate of 0.19% of the average daily net assets you have invested in the Variable Sub-Accounts. For Contracts issued on or after January 1, 2005 and prior to October 17, 2005, we deduct an administrative expense charge at an annual rate of 0.30% of the average daily net assets you have invested in the Variable Sub-
Accounts. Effective October 17, 2005 and thereafter, the administrative expense charge we deduct for such Contracts is at an annual rate of 0.19% of the average daily net assets you have invested in the Variable Sub-Accounts.

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